UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     September 26, 2012

MidSouth Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-11826	72-1020809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

102 Versailles Boulevard, Lafayette, Louisiana	70501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    337-237-8343

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 26, 2012, MidSouth Bancorp, Inc. (“MidSouth”) (NYSE MKT: MSL), and PSB Financial Corporation (“PSB”), the holding company of The Peoples State Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides that PSB will merge with and into MidSouth (the “Merger”).

Under the terms of the Merger Agreement, each outstanding share of PSB common stock, other than shares held by MidSouth or PSB, or, shares with respect to which the holders thereof have perfected dissenters’ rights, will receive (i) approximately $218.77 in cash, (ii) 10.3441 shares of MidSouth common stock and (iii) 1.3673 shares of a newly created class of 4% noncumulative convertible preferred stock (the “Preferred Stock”).  The cash portion of the consideration is subject to reduction if PSB’s adjusted capital as of the closing date (calculated in accordance with the Merger Agreement) is less than $26.0 million.  In addition, each share will also receive one non-transferable contingent value right (“CVR”) per share, with each CVR eligible to receive a cash payment equal to up to $27.35, plus interest in the amount of 4% per annum, with the exact amount based on the resolution of certain identified PSB loans over a three-year period following the closing of the transaction.  Payout of the CVR will be overseen by a special committee of the MidSouth Board.  Based on the average closing price of MidSouth’s common stock for the 20 trading-day period ended September 25, 2012, the total consideration to be paid in connection with the acquisition, including in connection with settlement of the CVRs, is approximately $39.0 million.

The Preferred Stock will be of perpetual duration with a liquidation value of $100 per share and will be entitled to the payment of noncumulative dividends, if and when declared by the MidSouth Board of Directors, at the rate of 4% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year.  The Preferred Stock will rank pari passu with MidSouth’s existing Senior Non-Cumulative Perpetual Preferred Stock, Series B, issued in connection with MidSouth’s participation under the U. S. Treasury’s Small Business Lending Fund.  Holders of the Preferred Stock will not have any voting rights, except as required by law.  MidSouth may redeem the Preferred Stock, subject to regulatory approval, beginning on or after the fifth anniversary of the closing date of the Merger, at a redemption price equal to the liquidation value of the Preferred Stock, plus declared but unpaid dividends, if any.  MidSouth may also redeem the Preferred Stock, subject to regulatory approval, at the same redemption price prior to the fifth anniversary of the closing date in the event the Preferred Stock no longer qualifies for ‘Tier 1 Capital” treatment by the applicable federal banking regulators.  Holders may convert the Preferred Stock at any time into shares of MidSouth common stock at a conversion price of $18.00 per share, subject to customary antidilution adjustments.  In addition, on or after the fifth anniversary of the closing date, MidSouth will have the option to require conversion of the Preferred Stock if the closing price of MidSouth’s common stock for 20 trading days within any period of 30 consecutive trading days, exceeds 130% of the conversion price.

As part of the transaction, PSB’s preferred stock issued under the U.S. Treasury’s Community Development Capital Initiative will also be redeemed in full.  Following the closing of the transaction, Leonard Q. “Pete” Abington, Chairman and CEO of PSB, will be named to the board of directors of MidSouth and its subsidiary, MidSouth Bank, and John J. “JJ” Blake III, President and CEO of Peoples State Bank, will be named Senior Vice President and Regional President of MidSouth Bank’s Timber Region.

MidSouth and PSB have made customary representations, warranties and covenants in the Merger Agreement including covenants regarding the operations of PSB’s business pending closing and, subject to certain “fiduciary outs,” PSB’s ability to solicit an alternate transaction. The obligations of MidSouth and PSB to consummate the Merger are subject to certain conditions, including: (i) approval of the Merger by the shareholders of PSB; (ii) receipt of required regulatory approvals; (iii) the absence of any injunction or similar restraint enjoining or making illegal consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; (iv) the continuing material truth and accuracy of representations and warranties made by the parties in the Merger Agreement; and (v) the performance in all material respects by each of the parties of its covenants under the Merger Agreement. Some of these conditions may be waived by the party for whose benefit they were included in the Merger Agreement.

The Merger Agreement may be terminated, before or after receipt of shareholder approval, in certain circumstances, including: (i) upon the mutual consent of the parties; (ii) failure to obtain any required regulatory approval; (iii) by either party if the Merger is not consummated on or before March 31, 2013, subject to a 90 day extension under certain circumstances, if such failure is not caused by material breach of the Merger Agreement; (iv) by either party if there is a material breach of the other party’s representations, warranties, or covenants, and the breach or change that is not cured within 30 days following notice by the complaining party to the complaining party’s reasonable satisfaction; (v) by MidSouth if PSB’s Board fails to recommend that shareholders approve the Merger Agreement and the Merger, changes such recommendation or breaches certain non-solicitation covenants with respect to third party proposals; or (vi) by either party if the shareholders of PSB fail to approve the Merger Agreement.

Under certain circumstances, PSB will be obligated to pay MidSouth a termination fee of $2.5 million and MidSouth may be obligated to reimburse PSB up to $250,000 for all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby.

The transaction is expected to close in the fourth quarter of 2012 and the subsequent conversion of all 16 Peoples State Bank branches to MidSouth Bank’s computer systems by March 30, 2013.

For additional information regarding the Merger Agreement, including the terms of the Preferred Stock and CVRs, reference is made to the copy of the Merger Agreement, which is incorporated herein by reference and included as Exhibit 2.1 to this Current Report on Form 8-K.  The Merger Agreement is not intended to provide any other financial information about MidSouth, PSB or their respective subsidiaries and affiliates. The foregoing discussion is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement includes representations and warranties each party has made to the other. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules the parties delivered to each other when they executed the Merger Agreement. Certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders and investors, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise, and investors should not rely on the representations and warranties for any other purpose.

Additional Information about this Transaction

In connection with the proposed transaction, PSB will distribute to its shareholders a proxy statement that will also include information regarding MidSouth and the MidSouth securities that are expected to be privately issued in connection with the proposed transaction.  SHAREHOLDERS OF PSB ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS DISTRIBUTED BY PSB WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders of PSB will be able to obtain a free copy of the proxy statement (when available) by directing a request by telephone or mail to PSB Financial Corporation, 880 San Antonio Avenue, Many, LA  71449, Attention: Clay Abington, 318.238.4489.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISIDICTION.

Participants in the Solicitation

PSB and its directors, executive officers, certain members of management and employees may have interests in the proposed transaction or be deemed to be participants in the solicitation of proxies of PSB’s shareholders to approve matters necessary to be approved to facilitate the proposed transaction.  Certain information regarding the participants and their interests in the solicitation will be set forth in the PSB proxy statement distributed in connection with the proposed transaction.  Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement for the proposed transaction when it becomes available.

Item 5.03.  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On and effective as of September 26, 2012, the Board of Directors of MidSouth amended Section 3.1 of the Amended and Restated By-laws of MidSouth (the “By-laws”) to provide that the Board of MidSouth shall consist of at least eight (8) but not more than fifteen (15) members, the exact number of directors to be determined from time to time by the affirmative vote of a majority of the directors then in office. On and effective as of the same date, the MidSouth Board fixed the number of authorized directors at eleven (11).

A copy of the text of the amendment to the By-laws  is filed herewith as Exhibit 3.2 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosures

A copy of the press release issued on September 26, 2012 announcing the Merger Agreement is furnished herewith as Exhibit 99.1.  In addition, a copy of the slides that are included under the Investor Relations tab of MidSouth’s website regarding the Merger Agreement and the proposed Merger are furnished herewith as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits
 (d)  Exhibits

2.1	Agreement and Plan of Merger By and Between MidSouth Bancorp, Inc. and PSB Financial Corporation dated as of September 26, 2012*

3.1	Amendment to the By-Laws of MidSouth Bancorp, Inc.

99.1	Slide presentation dated September 26, 2012, regarding the acquisition of PSB Financial Corporation

99.2	Press release, dated September 26, 2012, regarding the acquisition of PSB Financial Corporation

*All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. MidSouth hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2012	MIDSOUTH BANCORP, INC.
(Registrant)

	By:	/s/ James R. McLemore
James R. McLemore
Chief Financial Officer